PRNEWSWIRE NEWSFAX

 Food and Drug Administration Says PLC Systems Can Stop Randomizing Patients to
              Medical Management in Multicenter TMR Clinical Trials

              Patients Previously Randomized to Medical Management
                   can be Crossed-Over to TMR after 12 Months

      FRANKLIN, Mass., Sept. 10 /PRNewswire/ -- PLC Systems Inc. (AMEX: PLC) today announced that the Food and Drug Administration (FDA) has notified the Company that it can halt the randomization of patients to the medical management group in a study comparing patients who receive Transmyocardial Revascularization (TMR) using the Company's CO2 Heart Laser to medical therapy. In addition, those patients previously randomized to the medical management group may then receive TMR using The Heart Laser after 12 months follow-up.

      "Due to the dramatic differences in the clinical outcomes between the TMR group and the medical therapy group the FDA has allowed PLC Systems to stop randomizing patients to medical management at centers which are performing TMR using The Heart Laser. The principal investigators at each hospital center have been notified of this recent developement," stated M. Lee Hibbs, President and CEO of PLC Systems Inc. "Moreover, the patient outcome data shows medical management to be ineffective, and supports the use of TMR using The Heart Laser as a replacement for medical/drug therapy in end-stage coronary artery disease patients."

      Results of a controlled, randomized study comparing patients who receive TMR using the CO2 Heart Laser to medical management demonstrated that 71% of the TMR patients recorded a decrease of at least two angina classes, whereas all patients within the medical therapy group either remained the same or their condition worsened. This study also provided a direct comparison of the mortality rates associated with TMR and medical therapy. The overall mortality in the TMR group was 6%. In contrast, the mortality rate in the medical management group was 16%.


      Mr. Hibbs concluded, "Although the randomized clinical trial of TMR using The Heart Laser in end-stage coronary artery disease patients has ended, this patient group will continue to be treated at the Company's sites with no risk of randomization. As well, the Company is managing two additional studies for The Heart Laser -- TMR versus repeat cardiac bypass surgery and TMR as an adjunct to cardiac bypass surgery."


      PLC Systems Inc. is a cardiac revascularization company whose mission is to be the global leader in Transmyocardial Revascularization (TMR) by pioneering, developing and supplying TMR systems and their components. TMR has the potential to provide patients suffering from coronary artery disease a third alternative or adjunct to angioplasty and cardiac bypass surgery. PLC Medical Systems, Inc., a wholly owned subsidiary of PLC Systems Inc., has developed the CO2 Heart Laser which employs the Company's patented heart-synchronized pulsed laser system technology for TMR. PLC Systems has been granted expedited review of its PreMarket Approval (PMA) application for TMR using The Heart Laser (TM) to treat cardiac patients with a medically refractory angina who are not canidates for angioplasty or bypass surgery.




                                    -more-



     NOTE: Certain of the above statements may be forward-looking statements that involve risks and uncertainties. In such instances, actual results could differ materially as a result of a variety of factors including competitive developments and risk factors listed from time to time in the Company's SEC reports.

SOURCE PLC Systems Inc.
- -0-                                     9/10/96

     /CONTACT: Michele Fasano, Director of Corporate Communications of PLC Systems, 800-211-7327, or Tom Wicky of Grob Strategic, 617-497-8400/ (PLC)